CERTIFICATE OF DESIGNATIONS, PREFERENCES,
RIGHTS AND LIMITATIONS
OF SERIES A PREFERRED STOCK

1.1. DESIGNATION AND NUMBER OF SHARES.  5 shares of Series A Preferred Stock, par value $0.001 per share (the "Preferred Stock"), are designated pursuant to Article III of the Corporation's Articles of Incorporation (the “Series A Preferred Stock” or “Series A Preferred Shares”).

1.2 CONVERSION RIGHTS. Shares of Series A Preferred Stock shall not be convertible into common stock of the Corporation, nor any other class of common or preferred shares of the Corporation.

1.3 ISSUANCE.   Shares of Preferred Stock may only be issued in exchange for the partial or full retirement of debt held by Management, employees or consultants, or as directed by a majority vote of the Board of Directors. The number of Shares of Preferred Stock to be issued to each qualified person (member of Management, employee or consultant) holding a Note shall be determined by the following formula:

For retirement of debt:

     n
∑xi =         number of shares of Series A Preferred Stock to be issued
  i  = 1

where x1 + x2 + x3 …+…xn represent the discrete notes and other obligations owed the lender (holder), which are being retired.

1.4 VOTING RIGHTS.
a.           If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall have voting rights equal to four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting.

b.           Each individual share of Series A Preferred Stock shall have the voting rights equal to:

[four times the sum of: {all shares of Common Stock issued and outstanding at time of voting + the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting }]

divided by:

[the number of shares of Series A Preferred Stock issued and outstanding at the time of voting]